                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)*


                              Dexter Corporation
             ----------------------------------------------------
                               (Name of Issuer)

                         Common Stock, Par Value $1.00
       -----------------------------------------------------------------
                         (Title of Class of Securities)


                                   252165105
                         -----------------------------
                                (CUSIP Number)


                                August 25, 2000
             ----------------------------------------------------
             Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 2 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Citadel Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Illinois limited partnership
           U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                PN; HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 3 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GLB Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Delaware limited partnership
           U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                PN; HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 4 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Citadel Investment Group, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Delaware limited liability company
           U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                OO; HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 5 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kenneth Griffin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           U.S. Citizen
           U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 6 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wellington Partners Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Illinois limited partnership
           U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                PN; HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 7 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olympus Securities, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Bermuda company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 8 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kensington Global Strategies Fund, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Bermuda company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                CO; HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 9 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nelson Partners Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 10 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Titan Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Illinois limited partnership
           U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                PN; HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 11 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Antaeus International Investments, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                CO; HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     --------------------
 Cusip No. 252165105                  13G                  Page 12 of 18 Pages
---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Hera International Investments Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,423,900 shares of Common Stock.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
 Cusip No. 252165105                  13G                   Page 13 of 18 Pages
---------------------                                      ---------------------

Item 1(a)    Name of Issuer:   DEXTER CORPORATION

     1(b)    Address of Issuer's Principal Executive Offices:

                           One Elm Street
                           Windsor Locks, Connecticut 06096

Item 2(a)    Name of Person Filing
Item 2(b)    Address of Principal Business Office
Item 2(c)    Citizenship
                           Citadel Limited Partnership
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           Illinois limited partnership

                           GLB Partners, L.P.
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           Delaware limited partnership

                           Citadel Investment Group, L.L.C.
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           Delaware limited liability company

                           Kenneth Griffin
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           U.S. Citizen

                           Wellington Partners Limited Partnership
                           c/o Citadel Investment Group, L.L.C.
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           Illinois limited partnership

---------------------                                      ---------------------
 Cusip No. 252165105                  13G                   Page 14 of 18 Pages
---------------------                                      ---------------------

                           Olympus Securities, Ltd.
                           c/o Citadel Investment Group, L.L.C.
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           Bermuda company

                           Kensington Global Strategies Fund, Ltd.
                           c/o Citadel Investment Group, L.L.C.
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           Bermuda company

                           Nelson Partners Ltd.
                           c/o Citadel Investment Group, L.L.C.
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           Cayman Islands company

                           Titan Partners, L.P.
                           c/o Citadel Investment Group, L.L.C.
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           Illinois limited partnership

                           Antaeus International Investments, Ltd.
                           c/o Citadel Investment Group, L.L.C.
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           Cayman Islands company

                           Hera International Investments Ltd.
                           c/o Citadel Investment Group L.L.C.
                           225 W. Washington
                           9/th/ Floor
                           Chicago, Illinois 60606
                           Cayman Islands company

     2(d)    Title of Class of Securities:

                           Common Stock, par value $1.00 per share

     2(e)    CUSIP Number:   252165105


Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         (a)     [__]  Broker or dealer registered under Section 15 of the
                       Exchange Act;

         (b)     [__]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)     [__]  Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;

         (d)     [__]  Investment company registered under Section 8 of the
                       Investment Company Act;

         (e)     [__]  An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);

         (f)     [__]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

---------------------                                      ---------------------
 Cusip No. 252165105                  13G                   Page 15 of 18 Pages
---------------------                                      ---------------------

          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


Item 4  Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
WELLINGTON PARTNERS LIMITED PARTNERSHIP
OLYMPUS SECURITIES, LTD.
KENSINGTON GLOBAL STRATEGIES FUND, LTD.
NELSON PARTNERS LTD.
TITAN PARTNERS, L.P.
ANTAEUS INTERNATIONAL INVESTMENTS, LTD.
HERA INTERNATIONAL INVESTMENTS LTD.

     (a)  Amount beneficially owned:

          1,423,900 shares of Common Stock.

     (b)  Percent of Class:

          Approximately 6.1% as of the date of filing of this statement. (Based on 23,195,195 shares of Common Stock issued and outstanding as of June 30, 2000.)

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:

               See item (a) above.

---------------------                                      ---------------------
 Cusip No. 252165105                  13G                   Page 16 of 18 Pages
---------------------                                      ---------------------

          (iii)     sole power to dispose or to direct the disposition of:

                         0

          (iv)      shared power to dispose or to direct the disposition of:

                    See item (a) above.

Item 5    Ownership of Five Percent or Less of a Class:
                    Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    See Item 2 above.

Item 8    Identification and Classification of Members of the Group:
                    Not Applicable.

Item 9    Notice of Dissolution of Group:
                    Not Applicable.

Item 10   Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                      ---------------------
 Cusip No. 252165105                  13G                   Page 17 of 18 Pages
---------------------                                      ---------------------

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 5th day of September, 2000      /s/ Kenneth Griffin
                                           -------------------------------------
                                           Kenneth Griffin

CITADEL LIMITED PARTNERSHIP                CITADEL INVESTMENT GROUP, L.L.C.

By: GLB Partners, L.P.,                    By: /s/ Kenneth Griffin
    its General Partner                    -------------------------------------
                                           Kenneth Griffin, President

By: Citadel Investment Group, L.L.C.,
    its General Partner                    OLYMPUS SECURITIES, LTD.

By: /s/ Kenneth Griffin                    By: Citadel Limited Partnership,
    ---------------------------------          its Trading Manager
    Kenneth Griffin, President

GLB PARTNERS, L.P.                         By: GLB Partners, L.P.,
                                               its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner                    By: Citadel Investment Group, L.L.C.,
                                               its General Partner

By: /s/ Kenneth Griffin                    By: /s/ Kenneth Griffin
    ---------------------------------          ---------------------------------
    Kenneth Griffin, President                 Kenneth Griffin, President


WELLINGTON PARTNERS LIMITED                NELSON PARTNERS LTD.
PARTNERSHIP

By: Citadel Limited Partnership,           By: Citadel Limited Partnership,
    its General Partner                        its Trading Manager

By: GLB Partners, L.P.,                    By: GLB Partners, L.P.,
    its General Partner                        its General Partner

By: Citadel Investment Group, L.L.C.,      By: Citadel Investment Group, L.L.C.,
    its General Partner                        its General Partner

By: /s/ Kenneth Griffin                    By: /s/ Kenneth Griffin
    ---------------------------------          ---------------------------------
    Kenneth Griffin, President                 Kenneth Griffin, President

---------------------                                      ---------------------
 Cusip No. 252165105                  13G                   Page 18 of 18 Pages
---------------------                                      ---------------------

KENSINGTON GLOBAL STRATEGIES                HERA INTERNATIONAL INVESTMENTS LTD.
FUND, LTD.

By: Citadel Limited Partnership,           By: Citadel Limited Partnership,
    its Trading Manager                        its Trading Manager

By: GLB Partners, L.P.,                    By: GLB Partners, L.P.,
    its General Partner                        its General Partner

By: Citadel Investment Group, L.L.C.,      By: Citadel Investment Group, L.L.C.,
    its General Partner                        its General Partner

By: /s/ Kenneth Griffin                    By: /s/ Kenneth Griffin
    ---------------------------------          ---------------------------------
    Kenneth Griffin, President                 Kenneth Griffin, President

TITAN PARTNERS, L.P.

By: Citadel Limited Partnership,
    its General Partner

By: GLB Partners, L.P.,
    its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ---------------------------------
    Kenneth Griffin, President

ANTAEUS INTERNATIONAL INVESTMENTS, LTD.

By: Citadel Limited Partnership,
    its Trading Manager

By: GLB Partners, L.P.,
    its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ---------------------------------
    Kenneth Griffin, President